EXHIBIT 99.1
Contact: TomoTherapy Incorporated
Tom Powell, CFO
608-824-2800
TomoTherapy Announces Third Quarter Financial Results
Reports $34.4 Million of Revenue; $21 Million of Equipment Orders
Madison, Wis. — October 28, 2009 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system and other products for advanced radiation therapy, today released financial results for the third quarter ended September 30, 2009.
Third Quarter Results
Third quarter 2009 revenue was $34.4 million, an increase of 26% from $27.4 million in the third quarter of 2008. The company incurred a net loss attributable to shareholders of $13.9 million, or $0.27 per share, for the third quarter of 2009, compared to a net loss of $13.0 million, or $0.26 per share, for the third quarter of 2008. As of September 30, 2009, the company had $147.1 million of cash, cash equivalents and short-term investments, representing a $1.4 million reduction from the previous quarter end. As of such date, the company also had minimal debt and there were no borrowings against the company’s credit facility.
As of September 30, 2009, the company had a revenue backlog of $140 million, a 4% decrease from the $146 million backlog as of June 30, 2009. The backlog includes $21 million of equipment orders received during the third quarter of 2009, less $3 million removed from backlog due to a customer failing to make a scheduled payment. No orders were removed for competitive reasons. Backlog includes only firm orders that the company believes are likely to ship within the next two years. It does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.
“Although the economic environment remained challenging in the third quarter, we continued to make progress against several key performance initiatives,” said Fred Robertson, TomoTherapy’s CEO. “We reported a 26% increase in revenue, a 12% decrease in operating expenses and we continue to show improved performance in our service organization as the average direct cost of servicing a unit declined by 7% year-over-year, while year-to-date uptime remains strong at 98.1%. Importantly, we also maintained a strong capital position during the quarter,” Robertson added. “Given the soft economic and market conditions, we continue to carefully control costs and, to that end, we recently

EXHIBIT 99.1
initiated a restructuring program that includes an approximate 10% reduction in force. Associated with the program, we will recognize a total restructuring charge of approximately $2.1 million, or $0.04 per share, in the fourth quarter of 2009. We believe these actions, which will deliver additional cost savings beginning late in the fourth quarter, will help us to better manage through the current economic downturn while also positioning us for the future. In addition to an intense focus on costs, we continue to strengthen our sales efforts to ensure a consistent and effective strategic and tactical approach throughout the organization. Our confidence in the benefits of TomoTherapy technology remains steadfast. We firmly believe it offers the most advanced and effective system to deliver high-quality cancer care and look forward to expanding our reach to an even greater number of patients worldwide,” commented Robertson.
Nine-Month Results
For the nine months ended September 30, 2009, revenue was $106.1 million, a 10% decrease from $118.3 million for the nine months ended September 30, 2008. The company incurred a net loss attributable to shareholders of $34.0 million, or $0.67 per share, for the nine months ended September 30, 2009, compared to a net loss of $26.0 million, or $0.52 per share, for the same period last year.
Outlook
For the fourth quarter of fiscal 2009, management currently anticipates revenue of $50 million to $70 million and a loss per share in the range of $0.06 to $0.23. This would result in full year revenue in the previously announced range of $155 million to $175 million and a narrowing of the full year loss to the range of $0.73 to $0.90 per share from the previously announced range of $0.65 to $0.90 per share. Both the fourth quarter and full year loss per share ranges include the impact of the $0.04 total restructuring charge. The company continues to take a disciplined approach to cash management.
Investor Conference Call
TomoTherapy will conduct a conference call regarding its third quarter 2009 results at 5:00 p.m. ET today, October 28, 2009 (4:00 p.m. CT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-271-5140 from inside the United States or 1-617-213-8893 from outside the United States, and enter pass code 68787199. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering pass code 61705477. The telephone replay will be available through 10:59 p.m. CT on November 4, 2009.

EXHIBIT 99.1
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions include its flagship Hi •Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

EXHIBIT 99.1
TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenue	$34,378	$27,374	$106,081	$118,295
Cost of revenue	30,820	28,281	91,469	98,459

Gross profit	3,558	(907)	14,612	19,836

Operating expenses:
Research and development	7,218	10,947	20,086	30,516
Selling, general and administrative	12,470	11,547	34,347	35,850

Total operating expenses	19,688	22,494	54,433	66,366

Loss from operations	(16,130)	(23,401)	(39,821)	(46,530)
Other income (expense):
Interest income	617	1,032	2,009	3,896
Interest expense	(18)	(17)	(47)	(34)
Other income (expense), net	105	479	(258)	323

Total other income	704	1,494	1,704	4,185

Loss before income tax and noncontrolling interests	(15,426)	(21,907)	(38,117)	(42,345)
Income tax expense (benefit)	256	(6,300)	(162)	(12,220)

Net loss	(15,682)	(15,607)	(37,955)	(30,125)
Noncontrolling interests	1,802	2,654	3,953	4,139

Net loss attributable to shareholders	(13,880)	(12,953)	(34,002)	(25,986)

Loss per common share — basic and diluted	$(0.27)	$(0.26)	$(0.67)	$(0.52)

EXHIBIT 99.1
TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$68,527	$65,967
Short-term investments	78,598	88,825
Receivables, net	21,771	41,259
Inventories, net	59,884	63,983
Deferred tax assets	—	496
Prepaid expenses and other current assets	3,268	1,890

Total current assets	232,048	262,420
Property and equipment, net	19,804	22,157
Other non-current assets, net	13,533	11,851

TOTAL ASSETS	$265,385	$296,428

LIABILITIES AND EQUITY
Accounts payable	$7,862	$7,804
Accrued expenses	18,916	18,324
Accrued warranty	3,797	7,431
Deferred revenue	29,569	28,139
Customer deposits	13,793	15,494

Total current liabilities	73,937	77,192
Other non-current liabilities	2,270	3,487

TOTAL LIABILITIES	76,207	80,679

Total shareholders’ equity	184,113	213,594
Noncontrolling interests	5,065	2,155

TOTAL EQUITY	189,178	215,749

TOTAL LIABILITIES AND EQUITY	$265,385	$296,428